Exhibit 99.1

News Release

For Immediate Release

August 13, 2012

Bonanza Creek Energy Reports Record Second Quarter 2012 Financial Results

Company Announces Increased Production Guidance

And a Core Acquisition in the Wattenberg Field

Denver, Colorado, August 13, 2012 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today reported second quarter adjusted net income of $12.5 million, or $0.32 per diluted share, up 149%, driven by production growth of 144% from second quarter 2011.

Second Quarter Highlights

All amounts discussed below reflect total operations, including discontinued operations.

•                  Generated a 144% increase in second quarter production to 8,944 Boe/d, or 813.9 MBoe for the quarter

•                  Increased quarterly revenues by 106% to $53.5 million

•                  Grew net income by 179% to $21.5 million, or $0.54 per diluted share

•                  Generated a 127% increase in EBITDAX (non-GAAP) to $36.9 million, or $0.93 per diluted share

•                  Acquired an additional 5,639 net acres in the core of the Wattenberg Field

•                  Increased 2012 CAPEX budget by $48 million to continue horizontal Niobrara drilling program and test additional drilling inventory potential

•                  The Company’s available liquidity at June 30, 2012 was $185 million

“Our aggressive drilling program in the Wattenberg Field and oil-weighted asset base drove record second quarter results,” said Michael Starzer, President and Chief Executive Officer of Bonanza Creek Energy. Application of our horizontal drilling program has been so successful that we are transitioning more of our resources toward horizontal development and away from our previous vertical development profile. Our team did an excellent job executing the Company’s business plan and delivering on our promise to grow per-share value over the long-term. The Wattenberg Field continues to prove itself as a prolific asset for generating attractive returns, and the attributes of this region are a strong match with our core competencies. We will continue to evaluate opportunities to grow our position in this area.”

Second Quarter 2012 Financial Results

All amounts discussed below reflect total operations, including discontinued operations.

Average realized prices for the second quarter 2012, before the effect of commodity derivatives, were $89.82 per Bbl of oil, $3.05 per Mcf of natural gas and $47.04 per Bbl of NGLs, compared to $97.84 per Bbl of oil, $5.06 per Mcf of natural gas and $80.38 per Bbl of NGLs for the second quarter 2011. The produced commodity mix for the second quarter 2012 was 63% crude oil, 8% NGLs, and 29% natural gas.

Net revenue for the second quarter 2012 was $53.5 million, compared to $26.0 million for the second quarter 2011, a 106% increase. Crude oil and liquids revenue accounted for approximately 92% of total revenue for the second quarter 2012.

Lease operating expense (“LOE”) for the second quarter 2012 was $7.7 million, or $9.45 per Boe, compared to $4.4 million, or $13.11 per Boe, for the second quarter 2011. The decrease in per unit LOE is primarily attributable to increased volumes.

General and administrative expense (“G&A”) for the second quarter 2012 was $7.1 million, or $8.74 per Boe, compared to $2.7 million, or $8.10 per Boe, for the second quarter 2011. The increase in G&A expense is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations, and increased legal expense. G&A for the second quarter 2012 also includes $0.8 million of non-cash stock compensation expense.

EBITDAX (non-GAAP) for the second quarter 2012 was $36.9 million, or $0.93 per diluted share, compared to $16.3 million for the second quarter 2011, a 127% increase. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Net income for the second quarter 2012 was $21.5 million, or $0.54 per diluted share, compared to $7.7 million, or $0.26 per diluted share, for the second quarter 2011. Excluding an unrealized gain on commodity derivatives of $15.4 million and stock-based compensation, less related income taxes, adjusted net income (non-GAAP) for the second quarter 2012 was $12.5 million, or $0.32 per diluted share, compared to adjusted net income of $5.0 million, or $0.17 per diluted share, for the second quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

Bonanza Creek began the divestiture process for its California properties in the second quarter 2012. Under generally accepted accounting principles, the California properties have been disclosed as “discontinued operations” for the second quarter 2012 and for the prior-year comparable periods. As a result, production, revenue and expenses associated with the properties have been removed from continuing operations and reported as discontinued operations. In this release, the Unaudited Condensed Statement of Operations and the Unaudited Condensed Balance Sheet state the changes to the current period and the prior-year period for the disclosure of the discontinued operations. These supplemental non-GAAP tables present the reported GAAP amounts as compared to the amounts that would have been reported if the California operations were included in continuing operations. All comparisons discussed in this release include the California operations as continuing operations in the current year and the prior year periods as previously reported.

Operations Update

During the second quarter 2012, the Company achieved an average production rate of 8,944 Boe/d. This production rate represents a 26% increase over production for the prior quarter and is primarily due to the drilling and completion success achieved in both the Rocky Mountain and Mid-Continent regions. For the six months ended June 30, 2012 the Company’s average daily production was 8,022 Boe/d.

During the second quarter 2012, the Company drilled a total of 51 wells, completed 59 wells and recompleted 13 wells. During the six months ended June 30, 2012, the Company drilled 93 wells, completed 75 wells and recompleted 47 wells. At June 30, 2012 the Company was drilling six wells and had 20 wells waiting on completion, and, to date, total projected capital costs have not differed materially from budget. Bonanza Creek had two horizontal and two vertical rigs operating in the Wattenberg Field and two rigs active in southern Arkansas.

Wattenberg Horizontal Niobrara Highlights

Since Bonanza Creek began its horizontal Niobrara development program in July, 2011, the Company has spud 22 wells, completed 20 wells, and has 30-day average production rates on 16 wells and 60-day average production rates on 11 wells. These wells have averaged the following rates:

30-day production rates:	470 Boe/d (74% oil; 26% liquid-rich gas)
60-day production rates:	373 Boe/d (72% oil; 28% liquid-rich gas)

During the second quarter 2012, the Company drilled and completed eight wells, moving predominantly to 18 stage fracs in the standard approximate 4,000 foot lateral. Bonanza Creek’s successful horizontal well results continue to substantiate its 312 MBoe type curve forecast, which assumes a two-phase wellhead commodity mix of 65% crude oil and 35% liquid-rich gas.

As a result of superior economics from its horizontal wells as compared to its vertical wells, in the second half of 2012 the Company plans to reduce its originally planned vertical wells by 20 for a total of 72 and increase its originally planned horizontal well count by four additional wells.

Mid-Continent Cotton Valley Program

During the second quarter 2012, Bonanza Creek drilled 13 wells and completed 14 wells in the oil sands of the Cotton Valley. For the six months ended June 30, 2012, Bonanza Creek drilled 25 wells and completed 21 wells. The Company has achieved strong production results; of the 13 wells completed in 2012 that have over 30 days of production, the average 30-day production rate is 149 Boe/d, exceeding the Company’s expected 30-day rate of 103 Boe/d.

The Company experienced mechanical issues with its Dorcheat gas processing facility in the second quarter 2012, resulting in 10 days of downtime. The production impact of the plant being off-line was approximately 110 Boe/d for the quarter.

During the second quarter 2012, the Company began construction of its third gas processing facility in the Mid-Continent region, a 12.5 MMcf/d expansion to the existing Dorcheat facility. The new facility is expected to cost approximately $19 million.

Leasehold Acquisition in Wattenberg Field

On August 1, 2012, the Company leased 5,639 net acres from the State of Colorado in the core of its Wattenberg Field position. The acquired leases add approximately 70 net drilling locations to its existing 290 net Niobrara “B” bench, 4,000 foot horizontal drilling locations at year end 2011, assuming 80-acre spacing. The Company acquired the leases on a five-year primary term, which will require payments of approximately $11.9 million per year over five years. The Company believes the new acreage contains additional upside and value from potential in downspacing the Niobrara “B” bench, development of the Niobrara “C” bench, the Codell formation, and the application of extended reach laterals.  This development will be facilitated by the Company’s existing relationships with surface landowners allowing for efficiencies in future development.

Capital Budget Increase

Bonanza Creek’s board of directors approved a $48 million increase to its 2012 capital budget. In the Wattenberg Field, the Company plans to drill five additional horizontal 4,000 foot lateral Niobrara “B” bench wells, drill an extended reach lateral in the Niobrara “B” bench, and drill one horizontal test well in both the Niobrara “C” Bench and the Codell formation. In southern Arkansas, the Company plans to drill a three-well pilot testing further downspacing potential in the Dorcheat-Macedonia Field and drill four wells in the McKamie-Patton field. The Company expects that these new projects will add proved reserves and increase production beginning in the fourth quarter of 2012 and into 2013, and delineate potential inventory catalysts.

Guidance

Bonanza Creek has updated its full-year guidance to reflect operating results to date and the additional $48 million to be invested in 2012. Changes reflected in the following table are due primarily to first-half 2012 drilling results.

The Company notes that it has experienced high line pressures in the Wattenberg Field and mechanical issues in its Dorcheat gas processing facility, adversely impacting sales volumes in the second and third quarters of 2012. However, due to positive operational performance, the continuing transition from vertical to horizontal well development of the Niobrara in the Wattenberg Field, and the additional capital investment, the Company is increasing its production guidance for full year 2012. In addition, the Company is increasing its expected commodity mix for the full year due to higher oil content in both its Niobrara horizontal wells and Cotton Valley wells.

Lease operating expense guidance is being increased to account for higher than initially expected operating costs on the Company’s horizontal Niobrara wells and generally increased costs due to high line pressures in the Wattenberg Field. General and administrative guidance is also being increased to account for higher than expected personnel and legal costs.

The following table provides the Company’s updated guidance for the full year 2012.

	Total:	3,330 - 3,700 Mboe

Production	Average net daily production:	9,100 - 10,100 Boe/d

	Percent Oil & NGLs:	72%

	Lease Operating:	$8.50 - $9.50

Operating Costs and Expenses (per Boe)	Severance and Ad Valorem:	$3.60 - $4.00

	General and Administrative*:	$6.00 - $6.50

Capital Expenditures**	$298 million

Rocky Mountain (Wattenberg Field)	$183 million

Mid-Continent (Upstream)	$67 million

Mid-Continent (Gas Processing Facilities)	$20 million

Other (North Park Basin, Recompletions)	$28 million

* General and administrative expense guidance before non-cash stock-based compensation expense

** Capital expenditure budget does not include the Colorado leasehold acquisition

Financial Update

Credit Agreement and Liquidity

As of June 30, 2012, Bonanza Creek had a $600 million revolving credit facility with a $245 million borrowing base and $62.6 million outstanding. The Company’s long-term debt to capital ratio was 10% and its total liquidity was $185.0 million. On August 1, 2012, the Company’s borrowing base was reduced to $197 million due to a $48 million letter of credit required to facilitate the Company’s acquisition of additional leasehold in the Wattenberg Field. The Company’s subsequent liquidity, adjusting for the letter of credit, and assuming June 30, 2012 borrowing, is approximately $137 million. See “Supplemental Non-GAAP Financial and Other Measures” below for the Company’s calculation of “liquidity” and “long term debt-to-capital ratio.”

The Company believes it has adequate liquidity from cash generated from operations and unused borrowing capacity under its revolving credit facility to fully fund its 2012 capital plan and meet working capital needs.

Commodity Derivatives Positions

The following table summarizes the Company’s crude oil and natural gas commodity derivative positions at June 30, 2012:

Settlement Period	Derivative Instrument	Total Notional Amount (Bbl/Mmbtu)	Average Floor Price	Average Ceiling Price

Oil
2012	Collar	467,736	$90.00	$106.05
2012	Swap	177,380	85.22	85.22
2013	Collar	410,616	92.10	108.91
2013	Swap	195,417	81.72	81.72
Gas
2012	Swap	99,748	6.75	6.75
2013	Swap	154,806	6.40	6.40

Conference Call Information

Bonanza Creek will also host a conference call on Tuesday, August 14, 2012 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). To access the live interactive call, please dial (866) 711-8198 or (617) 597-5327 and use the passcode 37381347. This call is being webcast and can be accessed at Bonanza Creek’s website www.bonanzacrk.com for one year after the event.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas Company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected capital budget, capital expenditures, drilling program, drilling locations, production, operating costs and expenses, development program, testing and recompletion activities, acquisitions, and market perception of the Company. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities Exchange Commission on March 22, 2012. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. James Masters

Investor Relations Manager

720-440-6121

Unaudited Condensed Statement of Operations

(in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET REVENUES
Oil and gas sales	$51,455	$24,152	$99,286	$44,694
OPERATING EXPENSES
Lease operating	6,954	3,680	14,062	7,354
Severance and ad valorem taxes	2,769	1,396	6,365	2,436
Exploration	2,015	23	3,205	548
Depreciation, depletion and amortization	13,035	6,624	24,036	12,143
General and administrative	7,110	2,698	13,075	4,937
Total operating expenses	31,883	14,421	60,743	27,418
INCOME FROM OPERATIONS	19,572	9,731	38,543	17,276
OTHER INCOME (EXPENSE)
Other income (loss)	45	(165)	8	(97)
Interest expense	(654)	(852)	(1,216)	(1,565)
Unrealized (loss) in fair value of commodity derivatives	15,368	4,282	11,992	(1,172)
Realized (loss) in fair value of commodity derivatives	130	(1,058)	(1,081)	(1,834)
Total other income (loss)	14,889	2,207	9,703	(4,668)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	34,461	11,938	48,246	12,608
Deferred income taxes	(13,268)	(4,401)	(18,575)	(4,648)
NET INCOME FROM CONTINUING OPERATIONS	21,193	7,537	29,671	7,960
DISCONTINUED OPERATIONS
Income (loss) from operations associated with oil and gas properties held for sale	508	271	619	119
Deferred income taxes benefit	(195)	(100)	(238)	(44)
Income associated with oil and gas properties held for sale	313	171	381	75
NET INCOME	$21,506	$7,708	$30,052	$8,035
BASIC AND DILUTED INCOME PER SHARE
Income from continuing operations	$0.53	$0.25	$0.75	$0.28
Income (loss) from discontinued operations	$0.01	$0.01	$0.01	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK—BASIC AND DILUTED	39,474	29,123	39,476	29,123

Unaudited Condensed Cash Flow Data

(in thousands)

	Six Months
	Ended June 30,
	2012	2011
Net cash generated (used) by:
Operating activities	$56,389	$21,826
Investing activities	$(111,247)	$(57,412)
Financing activities	$55,373	$35,586

Unaudited Condensed Balance Sheet

(in thousands)

	June 30,	December 31,
	2012	2011
Assets
Current assets	$50,844	$32,127

Oil and gas properties and gas plant, net	741,950	616,375
Other assets	8,467	5,951
Oil and gas properties held for sale, less accumulated depreciation, depletion, and amortization	8,789	9,896
Total Assets	$810,050	$664,349

Liabilities and Stockholders’ Equity
Current liabilities	75,453	38,531

Bank revolving credit	62,600	6,600
Deferred taxes	98,417	79,604
Other long-term liabilities	14,080	11,632
Total Liabilities	$250,550	$136,367

Stockholders’ Equity	559,500	527,982
Total Liabilities and Stockholders’ Equity	$810,050	$664,349

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We provide reconciliations below of the non-GAAP financial measures to the most comparable GAAP financial measures.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude (1) unrealized gain or loss on commodity derivatives and (2) non-cash stock compensation expense. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share, below, were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following tables provide a reconciliation of adjusted net income for the three and six months ended June 30, 2012 and 2011, respectively (in thousands, except per-share amounts).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Income	$21,506	$7,708	$30,052	$8,035
Unrealized (gain) loss in fair value of derivatives	(15,368)	(4,282)	(11,992)	1,172
Stock-based compensation	796	60	1,467	60

Total adjustments before tax	(14,572)	(4,222)	(10,525)	1,232

Adjusted for income tax effects	(8,962)	(2,665)	(6,473)	778

Adjusted net income	$12,544	$5,043	$23,579	$8,813
Adjusted net income per diluted share	$0.32	$0.17	$0.60	$0.30

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) stock-based compensation expense, (4) interest expense, (5) unrealized loss (gain) on commodity derivatives, and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a Company’s ability to internally fund development and exploration activities. This measure is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of EBITDAX to net income for the three and six months ended June 30, 2012 and 2011, respectively (in thousands, except per-share amounts).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Income	$21,506	$7,708	$30,052	$8,035
Exploration	2,015	29	3,215	554
Depletion, depreciation, and amortization	13,787	7,392	25,615	13,779
Stock-based compensation	796	60	1,466	60
Interest expense	654	852	1,216	1,565
Unrealized loss (gain) on commodity derivatives	(15,368)	(4,282)	(11,992)	1,172
Income taxes (benefit)	13,463	4,500	18,813	4,693

EBITDAX	$36,853	$16,259	$68,385	$29,858
EBITDAX per diluted share	$0.93	$0.56	$1.73	$1.03

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a Company’s financial statements. This measurement is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our liquidity as of June 30, 2012 (in thousands).

June 30, 2012
Borrowing Base	$245,000
Cash and cash equivalents	2,605
Long-term debt	(62,600)
Liquidity	$185,005

Long-Term Debt to Capital Ratio

Long-term debt-to-capital ratio is calculated as of June 30, 2012, and by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a Company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our long-term debt-to-capital ratio at June 30, 2012, and December 31, 2011 (in thousands).

	June 30, 2012	December 31, 2011
Long-Term Debt	$62,600	$6,600
Stockholders’ Equity	559,500	527,982
Long-Term Debt & Total Equity	$622,100	$534,582

Long-Term Debt to Capital Ratio	10.0%	1.2%